EXHIBIT 2.2




                                SERVICE AGREEMENT


                                 BY AND BETWEEN


                          SPECIALTY CARE NETWORK, INC.,


               THE ORTHOPAEDIC AND SPORTS MEDICINE CENTER II, P.A.


                         MARSHALL K. STEELE, III, M.D.,
                             STEPHEN E. FAUST, M.D.,
                          ROBERT M. VERKLIN, JR., M.D.,
                            THOMAS J. HARRIES, M.D.,
                              EDWARD S. HOLT, M.D.,
                             THOMAS R. DENNIS, M.D.,
                             PETER NORMAN OVE, M.D.,
                                       AND
                           NICHOLETTE M. MARTIN, M.D.



                            Dated as of April 1, 1997



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                             TABLE OF CONTENTS                            Page
                             -----------------                            ----


ARTICLE I.

    DEFINITIONS...........................................................- 1  -
    1.1.  Definitions.....................................................- 1  -

ARTICLE II.

    RELATIONSHIP OF THE PARTIES...........................................- 4  -
    2.1.  Independent Relationship........................................- 4  -
    2.2.  Responsibilities of the Parties.................................- 4  -
    2.3.  OSMC II Matters.................................................- 4  -
    2.4.  Patient Referrals...............................................- 4  -
    2.5.  Professional Judgment...........................................- 4  -

ARTICLE III.

    PRACTICE OFFICES TO BE PROVIDED BY SCN................................- 5  -
    3.1.  Practice Offices................................................- 5  -
    3.2.  Use of Practice Offices.........................................- 5  -

ARTICLE IV.

    DUTIES OF THE POLICY BOARD............................................- 5  -
    4.1.  Formation and Operation of the Policy Board.....................- 5  -
    4.2.  Duties and Responsibilities of the Policy Board.................- 5  -

ARTICLE V.

    ADMINISTRATIVE SERVICES TO BE PROVIDED BY SCN.........................- 6  -
    5.1.  Performance of Management Functions.............................- 6  -
    5.2.  Financial Planning and Goals....................................- 6  -
    5.3.  Audits and Financial Statements.................................- 7  -
    5.4.  Inventory and Supplies..........................................- 7  -
    5.5.  Management Services and Administration..........................- 7  -
    5.6.  Personnel.......................................................- 9  -
    5.7.  Events Excusing Performance.....................................- 9  -
    5.8.  Compliance with Law and Business Standards......................- 9  -
    5.9.  Quality Assurance...............................................- 9  -
    5.10. New Medical Services and Additional Practice Offices............- 9  -
    5.11. Collection of Certain Patient Receipts and
             Payment of Clinic Expenses...................................- 10 -
    5.12. Other OSMC II Accounts..........................................- 10 -

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ARTICLE VI.

    OBLIGATIONS OF OSMC II AND PHYSICIAN OWNERS..........................- 10 -
    6.1.  Professional Services..........................................- 10 -
    6.2.  Medical Practice...............................................- 11 -
    6.3.  Employment of Physician Employees..............................- 11 -
    6.4.  Professional Dues and Education Expenses.......................- 11 -
    6.5.  Professional Insurance Eligibility.............................- 11 -
    6.6.  Events Excusing Performance....................................- 11 -
    6.7.  Fees for Professional Services.................................- 11 -
    6.8.  Peer Review....................................................- 11 -
    6.9.  Credentialing..................................................- 12 -

ARTICLE VII.

    RESTRICTIVE COVENANTS AND ENFORCEMENT................................- 12 -
    7.1.  Exclusive Arrangement..........................................- 12 -
    7.2.  Restrictive Covenants..........................................- 12 -
    7.3.  Enforcement....................................................- 14 -
    7.4.  Modification of Restrictive Covenants..........................- 14 -
    7.5.  Rights of SCN..................................................- 14 -
    7.6.  Excluded Activities............................................- 14 -
    7.7.  Termination of Restrictive Covenants...........................- 14 -

ARTICLE VIII.

    FINANCIAL ARRANGEMENTS...............................................- 15 -
    10.1.  Insurance to be Maintained by OSMC II.........................- 16 -
    10.2.  Insurance to be Maintained by SCN.............................- 16 -
    10.3.  Additional Insureds...........................................- 16 -
    10.4.  Indemnification...............................................- 16 -

ARTICLE XI.

    TERM, TERMINATION AND RETIREMENT.....................................- 17 -
    11.1.  Term of Agreement.............................................- 17 -
    11.2.  Extended Term.................................................- 17 -
    11.3.  Termination by OSMC II for Cause..............................- 17 -
    11.4.  Termination by SCN for Cause..................................- 18 -
    11.5.  Termination by Physician Owners...............................- 19 -
    11.6.  Closing of Purchase by OSMC II and
             Effective Date of Termination...............................- 20 -
    11.7.  Tail Policy...................................................- 20 -

ARTICLE XII.

    DAMAGE AND LOSS; CONDEMNATION........................................- 20 -
    12.1.  Use of Insurance Proceeds.....................................- 20 -
    12.2.  Temporary Space...............................................- 20 -

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ARTICLE XIII.

    REPRESENTATIONS AND WARRANTIES OF OSMC II AND PHYSICIAN OWNERS.......- 20 -
    13.1.  Validity......................................................- 20 -
    13.2.  Litigation....................................................- 20 -
    13.3.  Permits.......................................................- 21 -
    13.4.  Authority.....................................................- 21 -
    13.5.  Compliance with Applicable Law................................- 21 -
    13.6.  Health Care Compliance........................................- 21 -
    13.7.  Fraud and Abuse...............................................- 21 -
    13.8.  OSMC II Compliance............................................- 22 -
    13.9.  Rates and Reimbursement Policies..............................- 22 -
    13.10. Accounts Receivable...........................................- 22 -
    13.11. Full Disclosure...............................................- 24 -
    13.12. Exhibits......................................................- 24 -

ARTICLE XIV.

    REPRESENTATIONS AND WARRANTIES OF SCN................................- 24 -
    14.1.  Organization..................................................- 24 -
    14.2.  Authority.....................................................- 24 -
    14.3.  Absence of Litigation.........................................- 24 -
    14.4.  Transactions with Affiliates..................................- 24 -

ARTICLE XV.

    COVENANTS OF OSMC II AND PHYSICIAN OWNERS............................- 24 -
    15.1.  Merger, Consolidation and Other Arrangements..................- 24 -
    15.2.  Necessary Authorizations/Assignment of Licenses and Permit....- 24 -
    15.3.  Transaction with Affiliates...................................- 25 -
    15.4.  Compliance with All Laws......................................- 25 -
    15.5.  Third-Party Payor Programs....................................- 25 -
    15.6.  Change in Business or Credit and Collection Policy............- 25 -
    15.7.  Treatment of Accounts Receivable..............................- 25 -
    15.8.  Security Interest.............................................- 25 -

ARTICLE XVI.

    GENERAL PROVISIONS...................................................- 26 -
    16.1.  Assignment....................................................- 26 -
    16.2.  Whole Agreement; Modification.................................- 26 -
    16.3.  Notices.......................................................- 26 -
    16.4.  Binding on Successors.........................................- 27 -
    16.5.  Waiver of Provisions..........................................- 27 -
    16.6.  Governing Law Venue...........................................- 27 -
    16.7.  No Practice of Medicine.......................................- 27 -
    16.8.  Severability..................................................- 27 -

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    16.9.  Additional Documents..........................................- 27 -
    16.10. Attorneys' Fees...............................................- 28 -
    16.11. Time is of the Essence........................................- 28 -
    16.12. Confidentiality...............................................- 28 -
    16.13. Contract Modifications for Prospective Legal Events...........- 28 -
    16.14. Remedies Cumulative...........................................- 28 -
    16.15. Language Construction.........................................- 28 -
    16.16. No Obligation to Third Parties................................- 28 -
    16.17. Communications................................................- 29 -
    EXHIBIT 3.1 -  LEASE AGREEMENT........................................3.1-1
    EXHIBIT 4.1 -  POLICY BOARD GOVERNANCE RULES..........................4.1-1
    EXHIBIT 8 - FINANCIAL MATTERS.........................................  8-1

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                                SERVICE AGREEMENT


     THIS SERVICE AGREEMENT ("Agreement") dated and effective as of April 1, 1997, by and among SPECIALTY CARE NETWORK, INC., a Delaware corporation ("SCN"), THE ORTHOPAEDIC AND SPORTS MEDICINE CENTER II, P.A., a Maryland professional association, ("OSMC II") and MARSHALL K. STEELE, III, M.D., STEPHEN E. FAUST, M.D., ROBERT M. VERKLIN, JR., M.D., THOMAS J. HARRIES, M.D., EDWARD S. HOLT, M.D., THOMAS R. DENNIS, M.D., PETER NORMAN OVE, M.D. and NICHOLETTE M. MARTIN, M.D. ("Physician Owners"), citizens and residents of Maryland.

                               W I T N E S S E T H:

     WHEREAS, SCN is in the business of managing musculoskeletal medical practices and providing support services to and furnishing these practices with the necessary equipment, personnel, supplies and support staff; and

     WHEREAS, OSMC II and Physician Owners desire to obtain the services of SCN in performing such management functions so as to permit OSMC II and Physician Owners to devote OSMC II's and Physician Owners' efforts on a concentrated and continuous basis to the rendering of medical services to patients.

     NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the parties as follows:

                                   ARTICLE I.

                                  DEFINITIONS

     1.1. Definitions. For the purpose of this Agreement, the following definitions shall apply:

     "Account Debtor" shall have the meaning as defined in Exhibit 8.

     "Accounts Receivable" shall have the meaning as defined in Exhibit 8.

     "Acquired A/R" means the Accounts Receivable acquired from OSMC by SCN pursuant to the Merger Agreement.

     "Affiliate" means, with respect to any Person, any entity which directly or indirectly controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person or any Person who is a director, officer or partner of such Person or any Subsidiary of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person, or (b) direct or cause the direction of management and policies of a business, whether through the ownership of voting securities, by contract or otherwise and either alone or in conjunction with others or any group.

     "Agent" shall have the meaning as defined in Section 16.1.

     "Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations, ordinances and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators, and shall include, without limitation, Health Care Law.


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     "Banks" shall have the same meaning as defined in Section 16.1.

     "Base Service Fee" shall have the meaning as defined in Exhibit 8.


     "OSMC II Operating Account" shall mean that certain operating account established by OSMC II at a bank selected by OSMC II in OSMC II's sole discretion as more fully described in Section 5.11.

     "CHAMPUS" shall have the meaning as defined in Exhibit 8.

     "Clinic Expenses" shall have the meaning as defined in Exhibit 8.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Disabled" or "Disability" shall mean that a Physician Owner or Physician Employer, as applicable, suffers from a mental or physical condition resulting in such Physician Owner's or Physician Employee's inability to perform the essential functions of his or her job as required by Section 6.1.1 (and as may be described with greater specificity in written job descriptions prepared and maintained by OSMC II and approved by the Policy Board) without significant risk to the health or safety of others, even with such reasonable accommodation as may be available under the circumstances, and the Policy Board may reasonably anticipate that such Physician Owner or Physician Employee will remain disabled for at least two (2) years following the commencement of such disability.

     "Excluded Activities" shall have the meaning as defined in Exhibit 8.

     "Excluded Expenses" shall have the meaning as defined in Exhibit 8.

     "Excluded Revenue" shall have the meaning as defined in Exhibit 8.

     "Fair Market Value" shall have the meaning as defined in Exhibit 8.

     "Merger" shall mean the acquisition of The Orthopaedic and Sports Medicine Center P.A. ("OSMC") pursuant to the Merger Agreement.

     "Merger Agreement" means that certain Merger Agreement, dated March 24, 1997, by and among SCN, OSMC and Physician Owners.

     "GAAP" shall have the meaning as defined in Exhibit 8.

     "Governmental Authority" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, board, body, agency, bureau or entity or any arbitrator with authority to bind a party at law.

     "Governmental Receivables" shall have the meaning as defined in Exhibit 8.

     "Governmental Rules and Regulations" shall have the meaning as defined in
Section 13.7.

     "Health Care Law" means any Applicable Law regulating the acquisition, construction, operation, maintenance or management of a health care practice, facility, provider or payor, including without limitation, 42 U.S.C. (section)1395nn and 42 U.S.C. (section) 1320a-7b.

     "Leases" shall have the meaning as defined in Section 3.1.1.

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     "Leased Premises" shall mean the real property described in the Lease.

     "Lender" shall have the meaning as defined in Exhibit 8.

     "Main Office" shall have the meaning as defined in Section 3.1.

     "Medicaid" shall have the meaning as defined in Exhibit 8.

     "Medicare" shall have the meaning as defined in Exhibit 8.

     "Necessary Authorizations" means with respect to OSMC II, all certificates of need, authorization, certifications, consents, approvals, permits, licenses, notices, accreditations and exemptions, filings and registrations, and reports required by Applicable Law, which are required, necessary or reasonably useful to the lawful ownership and operation of OSMC II's business.

     "New Lease" shall have the meaning as defined in Section 3.1.

     "Person" shall mean an individual, corporation, partnership, association, limited liability company, trust or unincorporated organization, or a government or any agency or political subdivision thereof including, without limitation, Third-Party Payors.

     "Physician Employees" shall have the meaning as defined in Exhibit 8.

     "Physician Extender Employees" shall have the meaning as defined in Exhibit 8.

     "Physician Owners" shall mean those Physician Employees who own an interest, directly or indirectly, in the equity of OSMC II.

     "Pledged Assets" shall have the meaning as defined in Section 16.1.

     "Practice Assets" shall have the meaning as defined in Section 11.3.5.

     "Policy Board" shall mean a board established pursuant to Section 4.1.

     "Practice Net Revenue" shall have the meaning as defined in Exhibit 8.

     "Practice Offices" shall mean (i) the Main Office and (ii) all of the Satellite Offices.

     "Professional Services Revenue" shall have the meaning as defined in
Exhibit 8.

     "Purchase Price" shall have the meaning as defined in Exhibit 8.

     "Purchased A/R" shall have the meaning as defined in Exhibit 8.

     "Retirement Buyout Price" shall have the meaning as defined in Exhibit 8.

     "Satellite Offices" shall have the meaning as defined in Section 3.1.

     "SCN" shall mean Specialty Care Network, Inc., a Delaware corporation, together with its successors and assigns.

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     "SCN Expenses" shall have the meaning as defined in Exhibit 8.

     "Settlement Date" shall have the meaning as defined in Exhibit 8.

     "Service Agreement" means this Agreement.

     "Subsidiary" means a Person of which an aggregate of 51% or more of the voting stock of any class or classes or 51% or more of other voting or equity interests is owned of record or beneficially by another Person, or by one or more Subsidiaries of such Person.

     "Substitute Physician(s)" shall mean the term as defined in Exhibit 8.

     "Technical Employees" shall have the meaning as defined in Exhibit 8.

     "Third-Party Payors" shall have the same meaning as defined in Exhibit 8.

     "Third-Party Payor Programs" shall have the meaning as defined in Exhibit
8.

     "Withdrawal Buyout Price" shall have the meaning as defined in Exhibit 8.


                                   ARTICLE II.

                           RELATIONSHIP OF THE PARTIES

     2.1. Independent Relationship. OSMC II, Physician Owners and SCN intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. Notwithstanding the authority granted to SCN herein, SCN, OSMC II, and Physician Owners agree that OSMC II and Physician Owners shall retain all authority to direct the medical, professional, and ethical aspects of OSMC II's and Physician Owners' medical practice. Each party shall be solely responsible for and shall comply with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes applicable to that party; it being understood that SCN shall provide service to OSMC II to assist OSMC II in satisfying its obligations described above.

     2.2. Responsibilities of the Parties. As more specifically set forth herein, SCN shall provide OSMC II with offices and facilities, equipment, supplies, certain support personnel, management and financial advisory services. As more specifically set forth herein, OSMC II shall be responsible for the recruitment and hiring of physicians and all issues related to the professional practice of medicine, medical practice patterns and documentation thereof. Notwithstanding anything herein to the contrary, no "designated health service," as defined in 42 U.S.C. (section) 1395nn, including any amendments or successors thereto, shall be provided by SCN under this Agreement. SCN shall neither exercise control over nor interfere with the physician-patient relationship, which shall be maintained strictly between the physicians of OSMC II and their patients.

     2.3. OSMC II Matters. Matters involving the internal agreements and finances of OSMC II, including the disposition of professional fee income, tax planning, and investment planning (and expenses relating solely to these internal business matters) shall remain the sole responsibility of OSMC II.

     2.4. Patient Referrals. The parties agree that the benefits to OSMC II and Physician Owners hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by SCN to any of OSMC II's patients in any facility operated by SCN.

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     2.5. Professional Judgment. Each of the parties acknowledges and agrees that the terms and conditions of this Agreement pertain to and control solely the business and financial relationship between and among the parties and do not pertain to and do not control the professional and clinical relationship between and among OSMC II, Physician Owners, Physician Employees, OSMC II Employees and OSMC II's patients. Nothing in this Agreement shall be construed to alter or in any way affect the legal, ethical, and professional relationship between and among OSMC II, Physician Owners, Physician Employees and OSMC II's patients, nor shall anything contained in this Agreement abrogate any right, privilege, or obligation arising out of or applicable to the physician-patient relationship.


                                  ARTICLE III.

                     PRACTICE OFFICES TO BE PROVIDED BY SCN

     3.1. Practice Offices.

     3.1.1. As a result of the consummation of the transactions contemplated by the Merger Agreement, SCN has received a leasehold interest in certain offices and locations which comprise the main office of OSMC II (the "Main Office") and/or any satellite offices of OSMC II (the "Satellite Offices"). Copies of such leases (the "Leases") are attached hereto as Exhibit 3.1.

     3.1.2. SCN shall provide offices and facilities at the Office Location(s) (or comparable facilities in the event the Leases are terminated) to OSMC II. Such facilities shall include all personal property necessary to operate the facility. If the Leases are terminated for any reason, SCN shall enter into a lease of a new facility comparable to the Office Location(s) whose lease is terminated (the "New Lease") with the consent of the Policy Board. SCN shall not enter into a New Lease without the approval of the Policy Board.

     3.1.3. OSMC II shall comply fully with the terms of all Leases or New Leases, as applicable.

     3.2. Use of Practice Offices. OSMC II shall not use or occupy the Main Office or Satellite Offices for any purpose which is prohibited by the Leases or New Leases, by this Agreement or which is directly or indirectly forbidden by law, ordinance, or governmental or municipal regulation or order, or which may be dangerous to life, limb or property, or which would increase the fire and extending coverage insurance rate in any Practice Office or contents.


                                   ARTICLE IV.

                           DUTIES OF THE POLICY BOARD

     4.1. Formation and Operation of the Policy Board. The parties shall establish a Policy Board which shall be responsible for developing management and administrative policies for the overall operation of OSMC II. No party shall have the authority to undertake any actions described in Section 4.2 below without the authority of the Policy Board. The Policy Board shall consist of four (4) members. SCN shall designate, in its sole discretion, two (2) members of the Policy Board. OSMC II shall designate, in OSMC II's sole discretion, two
(2) members of the Policy Board. Any matter decided by a majority of the members of the Policy Board shall constitute the decision of the Policy Board with respect to the matter.

     4.2. Duties and Responsibilities of the Policy Board. The Policy Board shall have the following duties and obligations:

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     4.2.1. Capital Improvements and Expansion. The Policy Board shall review all requests by OSMC II for any renovations, capital improvements, expansions and new equipment purchases or leases. The Policy Board shall determine whether such expenditures are appropriate based upon economic feasibility, physician support, productivity, market conditions, and the annual budget formulated pursuant to this Agreement. If the Policy Board determines that the acquisition of additional equipment or facilities is appropriate, then SCN shall use its best efforts to arrange for the financing and acquisition of the property. Governance issues affecting the Policy Board shall be addressed in accordance with the rules set forth in Exhibit 4.1.

     4.2.2. Annual Budgets. All annual capital and operating budgets prepared by SCN in accordance with Section 5.2 of this Agreement, shall be subject to the review and approval of the Policy Board.

     4.2.3. Marketing. All advertising and other marketing of the services performed at any Practice Office(s) shall be subject to the prior review and approval of the Policy Board.

     4.2.4. Patient Fees; Collection Policies. As a part of the annual operating budget in consultation with OSMC II and SCN, to the extent allowed by Applicable Law, the Policy Board shall review and advise OSMC II as to an appropriate fee schedule for all physician and ancillary services rendered by OSMC II, which fee schedule shall ultimately be determined by OSMC II in OSMC II's sole discretion. In addition, the Policy Board shall approve the credit collection policies of OSMC II.

     4.2.5. OSMC II and Payor Relationships. Decisions regarding the establishment or maintenance of relationships with institutional health care providers and payors, or with parties under arrangements for setting up new Satellite Offices of OSMC II in the future, shall be made by the Policy Board in consultation with OSMC II.

     4.2.6. Strategic Planning. The Policy Board shall develop long-term strategic planning objectives.

     4.2.7. Restrictive Covenants for Physician. The approval of the Policy Board shall be required for any variations to the restrictive covenants prescribed for any physician employment contract as set forth in Article VII of this Agreement.

     4.2.8. Grievance Referrals. The Policy Board shall consider and make final decisions regarding grievances pertaining to matters not specifically addressed in this Agreement as referred to it by the Physician Employees.

     4.2.9. Exceptions to Inclusion in Practice Net Revenue Calculation. The exclusion of any revenue from Practice Net Revenue, not already defined as Excluded Revenue, whether new or in the future, shall be subject to the approval of the Policy Board, and the treatment of any expense as a Clinic Expense which is not otherwise addressed herein or in any budget shall be subject to the approval of the Policy Board.


                                   ARTICLE V.

                  ADMINISTRATIVE SERVICES TO BE PROVIDED BY SCN

     5.1. Performance of Management Functions. SCN shall use its best efforts to manage the day-to-day operations of the Main Practice Office and any Satellite Offices in a business-like manner. SCN shall provide or arrange for the services set forth in this Article V, the cost of all of which shall be included in Clinic Expenses. SCN is hereby expressly authorized to perform its services hereunder in whatever manner it deems reasonably appropriate to meet the day-to-day requirements of Practice Office operations in accordance with the general standards approved by the Policy Board and to maintain the Leases for each of the Practice Offices, including, without limitation, performance of some of the business office functions at locations other than the Main Office. OSMC II will not act in a manner which would

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prevent SCN from efficiently managing the day-to-day operations of the Main
Office and maintaining the operations of the Satellite Offices in a business-like manner.

     5.2. Financial Planning and Goals. Subject to Section 4.2.2. of this Agreement, SCN shall prepare annual capital and operating budgets reflecting in reasonable detail the anticipated revenues and expenses, and sources and uses of capital for growth in OSMC II's practice and medical services rendered at the Practice Office. Said budgets shall reflect amounts, if any, allocated for capital purchases, improvements, expansion and any new leasing arrangements. During the first year of operations pursuant to this Agreement, SCN and the Policy Board shall agree upon a budget within ninety (90) days of the effective date of this Agreement. In subsequent years, SCN shall provide such budgets not later than thirty (30) days prior to the end of the fiscal year, the Policy Board and SCN shall agree upon a budget for the upcoming fiscal year. The budget, as described in Section 4.2.2., shall be binding upon SCN and OSMC II. SCN shall consult with OSMC II and the Policy Board in the preparation of all budgets. SCN and OSMC II acknowledge and agree that once a budget has been approved, neither SCN nor OSMC II shall make expenditures or incur expenses in excess of budgeted amounts without the prior approval of the Policy Board.

     5.3. Audits and Financial Statements. SCN shall prepare annual financial statements for the operations of OSMC II and, in its sole discretion, may cause the financial statements to be audited by a certified public accountant selected by SCN. OSMC II shall cooperate fully in such audit. The cost of such audit shall be a SCN Expense. If SCN elects to have the financial statements audited by a certified public accountant with a big six accounting firm, the resulting audited financial statements shall be binding on OSMC II and SCN. If SCN elects not to have OSMC II's financial statements so audited, OSMC II shall have the option to obtain such an audit, by a certified public accountant with a mutually acceptable accounting firm. SCN shall fully cooperate in such audit. The cost of such audit shall be a SCN Expense. In such event, SCN and OSMC II shall be bound by the resulting audited financial statements. All parties shall be entitled to copies of any information provided to or by the auditors by or to any party. Additionally, SCN shall prepare monthly unaudited financial statements containing a balance sheet and statements of income from OSMC II's operations, which shall be delivered to OSMC II within thirty (30) business days after the close of each calendar month.

     5.4. Inventory and Supplies. SCN shall order and purchase inventory and supplies and such other ordinary, necessary or appropriate materials which SCN shall deem to be necessary in the operation of the Practice Offices and which are requested by OSMC II and are within the budget for the applicable fiscal period. SCN shall not purchase inventory, goods or supplies from any Affiliate of SCN without approval of the Policy Board and after full disclosure of all terms to the Policy Board.

     5.5. Management Services and Administration.

     5.5.1. OSMC II hereby appoints SCN as OSMC II's sole and exclusive manager and administrator of all day-to-day business functions. OSMC II agrees that the purpose and intent of this Agreement is to relieve OSMC II and Physician Employees to the maximum extent possible of the administrative, accounting, personnel and business aspects of their practice, with SCN assuming responsibility and being given all necessary authority to perform these functions including, without limitation, the authority to incur obligations in the name of OSMC II to be paid by OSMC II as Clinic Expenses in accordance with the policies and procedures adopted by the Policy Board. OSMC II hereby appoints SCN for the term of this Agreement to be its true and lawful attorney-in-fact to incur such expenses in the name and on behalf of OSMC II. SCN agrees that OSMC II and only OSMC II will perform the medical functions of OSMC II's practice. SCN will have no authority, directly or indirectly, to perform, and will not perform, any medical function. SCN may, however, advise OSMC II as to the relationship between OSMC II's performance of medical functions and the overall administrative and business functioning of OSMC II's practice. To the extent that a SCN employee assists Physician Employees in performing medical functions, such employees shall be subject to the professional direction and supervision of Physician Employees and in the performance of such medical functions shall not be subject to any direction or control by, or liability to, SCN, except as may be specifically authorized by SCN.

     5.5.2. SCN shall, on behalf of OSMC II, bill patients and collect the professional fees for medical services rendered by OSMC II, Technical Employees and/or any Physician Employee, regardless of when or where such services are rendered. All billings for Technical Employees' and Physician Employees' services shall be made in the name of and under the provider number of OSMC II. OSMC II hereby appoints SCN to be OSMC II's true and lawful attorney-in-fact, for the following purposes: (i) to bill patients in OSMC II's name and on OSMC II's behalf; (ii) to collect Accounts Receivable resulting from such billing in OSMC II's name and on OSMC II's behalf; (iii) to receive payments from insurance companies, prepayments from health care plans, and all other Third-Party Payors;
(iv) to take possession of and endorse in the name of OSMC II (and/or in the name of an individual physician, such payment intended for purpose of payment of a physician's bill) any notes, checks, money orders, insurance payments and other instruments received in payment of Accounts Receivable; and (v) to initiate legal proceedings in the name of OSMC II to collect any accounts and monies owed to OSMC II, Technical Employee or any Physician Employee, to enforce the rights of OSMC II as creditors under any contract or in connection with the rendering of any service, and to contest adjustments and denials by any Governmental Authority (or its fiscal intermediaries) as Third-Party Payors. All adjustments made for uncollectible accounts, professional courtesies and other activities that do not generate a collectible fee shall be done in a reasonable and consistent manner approved by SCN's independent certified public accountants. Except for cash proceeds from the collection of Accounts Receivable purchased from OSMC II by SCN, SCN shall deposit any cash receipts collected on behalf of OSMC II into the OSMC II Operating Account described in Section 5.11.

     5.5.3. SCN shall design, supervise and maintain possession of all files and records relating to the operation of OSMC II, including but not limited to accounting, billing, patient medical records, and collection records. While the SCN shall maintain custody, patient medical records shall at all times be and remain the property of OSMC II and shall be located at the Practice Offices so that they are readily accessible for patient care. The Physician Employees shall have the obligation to oversee the preparation and maintenance of patient medical records, and to provide such medical information as shall be necessary and appropriate to the records' clinical function and to sustain and ensure the availability of Third-Party Payor reimbursement for services rendered. The management of all files and records shall comply with applicable state and federal statutes. SCN shall use its best efforts to preserve the confidentiality of patient medical records and use information contained in such records only as permitted by law, to the extent necessary to perform the services set forth herein; provided, however, in no event shall a breach of said confidentiality be deemed a default under this Agreement.

     5.5.4. SCN shall supply to OSMC II or arrange for necessary clerical, accounting, bookkeeping and computer services, printing, postage and duplication services, medical transcribing services and any other ordinary, necessary or appropriate service for the operation of the Office Locations.

     5.5.5. Subject to the provisions of Section 4.2.3., SCN shall supervise the design and implementation of an adequate and appropriate public relations program on behalf of OSMC II, with appropriate emphasis on public awareness of the availability of services at the Practice Offices. The public relations program shall be conducted in compliance with Applicable Law governing advertising by the medical profession and applicable canons of principles of professional ethics of OSMC II and the Physician Employees.

     5.5.6. SCN shall provide the data necessary for OSMC II to prepare OSMC II's annual income tax returns. SCN shall have no responsibility for the preparation of OSMC II's federal or state income tax returns or the payment of such income taxes. SCN shall prepare or cause to be prepared on OSMC II's behalf, necessary employment tax returns. OSMC II shall be obligated to pay any taxes due on such employment tax returns with respect to the Physician Owners.

     5.5.7. SCN shall assist OSMC II in recruiting additional physicians, carrying out such administrative functions as may be appropriate, such as advertising for and identifying potential candidates, obtaining credentials, and arranging interviews; provided, however, OSMC II shall interview and make the ultimate decision as to the suitability of any physician to become associated with OSMC II. All physicians recruited by SCN and accepted by OSMC II shall be the sole employees of OSMC II, to the extent such physicians are hired as employees. Subject to Section 6.3, any expenses incurred in the recruitment of Physicians, including, but not limited to, employment agency fees, relocation and interviewing expenses, shall be budgeted Clinic Expenses and shall be paid by OSMC II.

     5.5.8. SCN shall negotiate managed care contracts on behalf of OSMC II and shall administer all managed care contracts in which OSMC II participates. OSMC II, at its discretion, shall have the right to enter into or reject such contracts negotiated by SCN.

     5.5.9. Subject to the provisions of Section 5.3 and Section 5.5.6, SCN shall arrange for legal and accounting services related to operations of the Practice Offices and Physician Employee's practice at the Practice Offices incurred traditionally in the ordinary course of business, including the cost of enforcing any contract with a Physician Employee containing restrictive covenants, provided such services shall be approved in advance by the Policy Board. Notwithstanding the foregoing, OSMC II shall have the authority to arrange for legal and accounting services relating to matters other than day-to-day management of OSMC II; such other matters including but not limited to issues relating to OSMC II governance issues, compensation of Physician Owners, and issues which arise between OSMC II and SCN; provided, however, such fees shall be considered Excluded Expenses.

     5.5.10. SCN shall provide for the proper cleanliness of the premises, and maintenance and cleanliness of the equipment, furniture and furnishings located upon such premises.

     5.5.11. Upon receipt of dues, statements or license notices from the Physician Employees, SCN shall make payment for the cost of professional licensure fees and board certification fees of physicians associated with OSMC II.

     5.5.12. SCN shall negotiate for and cause premiums to be paid with respect to the insurance provided for in Section 10.1.

     5.6. Personnel. SCN shall provide Physician Extender Employees and other non-physician professional support (administrative personnel, clerical, secretarial, bookkeeping and collection personnel) reasonably necessary for the conduct of the operations at the Practice Offices. SCN shall determine and cause to be paid the salaries and fringe benefits of all such personnel. Such personnel shall be employees of SCN, with those personnel performing patient care services subject to the professional direction and supervision of Physician Employees. If OSMC II is dissatisfied with the services of any person, OSMC II shall consult with SCN. SCN shall in good faith determine whether the performance of that employee could be brought to acceptable levels through counsel and assistance, or whether such employee should be terminated. All of SCN's obligations regarding staff shall be governed by the overriding principle and goal of providing quality medical care. Employee assignments shall be made to assure consistent and continued rendering of quality medical support services and to ensure prompt availability and accessibility of individual medical support staff to physicians in order to develop constant, familiar and routine working relationships between individual physicians and individual members of the medical support staff. If OSMC II disagrees with an assignment, OSMC II may appeal such assignment to the Policy Board. SCN shall maintain established working relationships wherever possible and SCN shall make every effort consistent with sound business practices to honor the specific requests of OSMC II with regard to the assignment of SCN's employees.

     5.7. Events Excusing Performance. SCN shall not be liable to OSMC II or Physician Owners for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which SCN has no control for so long as such events continue, and for a reasonable period of time thereafter.

     5.8. Compliance with Law and Business Standards. SCN shall comply with Applicable Law including, without limitation, Health Care Law including, without limitation, federal, state, and local laws and regulations affecting billing and reimbursement, referrals, patient privacy and confidentiality, and management of hazardous materials and infectious waste. SCN shall discharge its obligations under this Agreement consistent with applicable business and industry standards and practices.

     5.9. Quality Assurance. SCN shall assist OSMC II in fulfilling OSMC II's obligations to patients to maintain professionally recognized quality of medical and professional services.

     5.10. New Medical Services and Additional Practice Offices. If OSMC II desires to have a new medical service provided at any of the Practice Offices or desires to establish a new Practice Office, a proposal of such service or the establishment of such new clinic shall be submitted to the Policy Board. Should the Policy Board approve the expansion of service or the establishment of such new clinic, SCN, at its option, shall have the exclusive right to: (i) provide services necessary to support OSMC II in OSMC II's delivery of such new medical services at the Practice Office or new clinic, as applicable, and (ii) invest and have ownership in any new services for which facility fees may be generated; provided, however, if the type of service is an ancillary service that would be improper under any rules, regulations or laws for SCN to offer to OSMC II patients, then SCN shall not have the option to provide such service. Should SCN decline to provide the necessary support service or ownership for the new service or new clinic, OSMC II shall be entitled to perform such service at OSMC II's own expense and the revenues therefrom shall not be included in the calculation of SCN's Service Fees under Exhibit 8 of this Agreement; provided, however, that SCN shall have the option to: (i) assume performance of the necessary support services for providing such new service or new clinic or
(ii) acquire ownership in such new service, by buying out OSMC II's investment in the service at the fair market value at anytime within eighteen (18) months of the date such new service is first provided. For the purpose of the preceding sentence, fair market value will be determined jointly by OSMC II and SCN or as set forth in the following sentences of this Section 5.10. If OSMC II and SCN are unable to reach agreement regarding the fair market value within fifteen
(15) days after the date on which negotiations regarding the fair market value commence but agree upon an appraiser to determine such fair market value, then such appraiser shall determine the fair market value, and such appraisal shall govern. If OSMC II and SCN do not agree as to such fair market value or as to a single appraiser to determine the fair market value, within fifteen (15) days after the date on which negotiations regarding the fair market value commence, then SCN shall, by notice to OSMC II, appoint one appraiser, and OSMC II shall, by notice to SCN, appoint one appraiser. If either SCN or OSMC II shall fair to appoint such appraiser within five (5) days after the lapse of such fifteen (15) day period, then the appraiser appointed by the party which does appoint an appraiser shall make the appraisal of the fair market value, and such appraisal shall govern. If said two (2) appraisers cannot reach agreement within thirty
(30) days after the appointment of the last appraiser to be appointed, the two
(2) appraisers selected shall promptly appoint a third appraiser, and the unanimous decision of the three (3) appraisers shall govern or, if the three (3) appraisers cannot unanimously agree as to the fair market value, then the average of the two (2) appraisals closest in amount shall be considered the fair market value. All appraisal reports shall be rendered to SCN and OSMC II in writing and shall be signed by the appraiser(s). The fair market value, determined as herein provided, shall be final and conclusive on SCN and OSMC II and shall be enforceable in any court having jurisdiction over a proceeding brought to seek such enforcement. SCN and OSMC II each will pay one-half (1/2) of the expenses of such appraisal(s).

     5.11. Collection of Certain Patient Receipts and Payment of Clinic Expenses. OSMC II agrees to establish and maintain a bank account, which shall be referred to as the OSMC II Operating Account, for the purpose of
(a) depositing proceeds from the sale of OSMC II's Accounts Receivable pursuant to Exhibit 8 and (b) paying (i) any Service Fees owed pursuant to Exhibit 8 of this Agreement, (ii) expenses which are solely the obligation of OSMC II (Excluded Expenses), and (iii) compensation or distributions to Physician Owners, and the distributions shall be made in that order of payment. OSMC II shall designate a SCN employee as a signatory on the OSMC II Operating Account. After the payment of any Service Fees owed pursuant to Exhibit 8 of this Agreement, and expenses which are solely the obligation of OSMC II, OSMC II may withdraw amounts for distributions to Physician Owners.

     5.12. Other OSMC II Accounts. OSMC II shall have the right to open or create bank accounts in addition to the OSMC II Operating Account described in
Section 5.11 of this Agreement.

                                   ARTICLE VI.

                   OBLIGATIONS OF OSMC II AND PHYSICIAN OWNERS

     6.1. Professional Services.

     6.1.1. OSMC II, its Physician Owners and Physician Employees shall provide professional services to patients in a manner and amount consistent with practices of OSMC II's predecessor at the time of entering into this Agreement.

     6.1.2. OSMC II, its Physician Owners and Physician Employees shall provide the professional services to patients described in Section 6.1.1 above in compliance at all times with ethical standards, laws and regulations applying to OSMC II's professional practice. OSMC II shall also make all reports and inquiries to the National Practitioners Data Bank and/or any state data bank required by Applicable Law. OSMC II shall use its best efforts to determine that each Physician Employee and Technical Employee associated with OSMC II who provides medical care to patients of OSMC II is licensed by the state or states in which he or she renders professional services. If any disciplinary or medical malpractice action is initiated against any such individual, OSMC II shall immediately provide SCN with copies of any third-party documents (not otherwise privileged) served on OSMC II or letters delivered to OSMC II. Such information shall be deemed confidential information and shall, notwithstanding such disclosure, remain subject to all privileges and immunities provided by Applicable Law. SCN shall take all steps reasonably necessary to assure that such privileges and immunities remain intact. OSMC II shall carry out a program to monitor the quality of medical care practiced at the Practice Offices to promote a high quality of medical care.

     6.1.3. OSMC II shall promptly provide SCN with all billing information requested by SCN to enable SCN to bill and collect OSMC II's charges, and OSMC II shall procure consents to assignments and other approvals and documents necessary to enable SCN to obtain payment or reimbursement from Payors and/or patients. SCN shall obtain, with the assistance of SCN, all provider numbers necessary to obtain payment or reimbursement for its services.

     6.2. Medical Practice. OSMC II shall use and occupy the Practice Offices exclusively for the practice of medicine and shall comply with all Applicable Law and standards of medical care. It is expressly acknowledged by the parties that the medical practice or practices conducted at the Main Office shall be conducted solely by physicians or medical practitioner associated with OSMC II, and no other physician or medical practitioner shall be permitted to use or occupy the Main Office without the prior written consent of SCN.

     6.3. Employment of Physician Employees. OSMC II shall have complete control of and responsibility for the hiring, compensation, supervision, evaluation and termination of Physician Employees, although at the request of OSMC II, SCN shall consult with OSMC II respecting such matters. OSMC II shall be responsible, subject to Exhibit 8, for the payment of such Physician Employees' salaries and wages, payroll taxes, Physician Employee benefits and all other taxes and charges now or hereafter applicable to them. With respect to physicians, OSMC II shall only employ and contract with licensed physicians meeting applicable credentialing guidelines established by OSMC II.

     6.4. Professional Dues and Education Expenses. Physician Owners shall be solely responsible for the cost of membership in professional associations and the cost of continuing professional education. OSMC II shall ensure that each Physician Employee participates in such continuing medical education as is necessary for such physician to remain licensed.

     6.5. Professional Insurance Eligibility. OSMC II shall cooperate in the obtaining and retaining of professional liability insurance by assuring that all Physician Employees are insurable and participating in an on-going risk management program.

     6.6. Events Excusing Performance. OSMC II and Physician Owners shall not be liable to SCN for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which OSMC II has no control for so long as such events continue, and for a reasonable period of time thereafter.

     6.7. Fees for Professional Services. OSMC II shall be solely responsible for legal, accounting and other professional services fees (Excluded Expenses) incurred by OSMC II, except as otherwise determined by the Policy Board. Section 5.5.9.

     6.8. Peer Review. OSMC II agrees to cooperate with SCN in establishing a system of peer review within and among the provider practices as necessary to obtain provider contracts. In connection therewith, OSMC II agrees to assist in the formulation of provider guidelines and/or protocols for each treatment or surgical modality, and agrees to abide by said guidelines, and further agrees to submit to periodic reviews by a third party to monitor compliance with said guidelines. OSMC II acknowledges that the establishment of provider guidelines may be necessary to obtain PPO, HMO, IPA and other similar provider contracts, both private and government funded. To the extent that said provider guidelines must be filed or registered with any Third-Party Payor, OSMC II agrees to cooperate with SCN in making such filings or registrations. It is agreed and acknowledged that all such peer review guidelines shall be established and monitored by medical personnel on the staff of OSMC II and other practices that are part of the peer review process, and shall not be promulgated, established or enforced independently by SCN. To the extent possible, all information obtained through the peer review process shall remain confidential and the parties shall take all steps reasonably necessary to assure that all privileges and immunities provided by Applicable Law remain intact.

     6.9. Credentialing. To the extent permitted by applicable law, SCN shall assist OSMC II in the credentialing of each Physician Employee, each Technical Employee and each Physician Extender Employee.

                                  ARTICLE VII.

                      RESTRICTIVE COVENANTS AND ENFORCEMENT

     The parties recognize that the services to be provided by SCN shall be feasible only if OSMC II operates an active medical practice to which both OSMC II and the physicians associated with OSMC II devote their full time and attention. To that end:

     7.1. Exclusive Arrangement. During the term of this Agreement, SCN shall be OSMC II's and Physician Owners' sole provider of the management services described in this Agreement and neither OSMC II, Physician Owners nor any of OSMC II's or Physician Owners' employees shall provide such management services during the term of this Agreement. OSMC II and the Physician Owners agree that during the term of this Agreement, neither OSMC II nor Physician Owners will enter into any similar agreements with any physician practice management company or entity. OSMC II and the Physician Owners further agree that during the term of this Agreement, they will not engage, directly or indirectly, as a principal owner, shareholder (other than a holder of fewer than 5% of the outstanding shares of a publicly-traded company), partner, joint venturer, agent, equity owner, or in any other capacity whatsoever, in any corporation, partnership, joint venture, or other business association or entity that operates ambulatory surgery centers, imagining centers, physical therapy, rehabilitation centers or provides management services of the nature provided by SCN pursuant to this Agreement, within Anne Arundel County, Maryland or contiguous counties or any location within seventy-five (75) miles of the Main Clinic or any future facility that replaces the Main Clinic (wherever located) or any Satellite Office utilized by OSMC II at any time during the term of this Agreement.

     7.2. Restrictive Covenants.

     7.2.1. Restrictive Covenants By Current Physician Employees. OSMC II shall obtain and enforce formal agreements from current Physician Employees, other than Technical Employees, pursuant to which the Physician Employees agree not to establish, operate or provide physician services at any medical office, clinic or outpatient and/or ambulatory treatment or diagnostic facility providing services substantially similar to those provided by OSMC II, except on OSMC II's behalf, within Anne Arundel County, Maryland or contiguous counties or any location within seventy-five (75) miles during the first five (5) years of the term of this Agreement or fifty (50) miles thereafter of the Main Office or any future facility that replaces the Main Office (wherever located at such time) or any Satellite Office thereafter at the time of termination of employment with OSMC II and for a period of twenty-four (24) months after any termination of employment with OSMC II. Such agreements shall be a condition to employment and shall be in a form satisfactory to SCN and shall provide that SCN is a third-party beneficiary to such agreements and that such third-party beneficiary rights may be assigned to SCN's Lender. This Section 7.2.1 shall relate solely to Physician Employees who are not also Physician Owners.

     7.2.2. Restrictive Covenants By Future Physician Employees. OSMC II shall obtain and enforce formal agreements from each future Physician Employee other than Technical Employees, hired or contracted, pursuant to which such physicians agree not to establish, operate or provide physician services at any medical office, clinic or outpatient and/or ambulatory treatment or diagnostic facility providing services substantially similar to those provided by OSMC II except on OSMC II's behalf, within Anne Arundel County, Maryland or contiguous counties or any location within seventy-five (75) miles during the first five (5) years of the term of this Agreement or fifty (50) miles thereafter of the Main Office or any future facility that replaces the Main Office (wherever located at such time) or any Satellite Office at the time of termination of said Physician Employee's contract with OSMC II and for a period of twenty-four (24) months thereafter. Such agreements shall be a condition to employment and shall be in a form satisfactory to SCN and shall provide that SCN is a third-party beneficiary to such agreements and that such third-party beneficiary rights may be assigned to any Lender. This Section 7.2.2 shall relate solely to Physician Employees who are not also Physician Owners.

     7.2.3. Restrictive Covenants By Current and Future Physician Owners. On the earlier of one hundred eighty (180) days from the effective date of this Agreement, or on thirty (30) days after written request by SCN, which such written request includes a reasonable explanation or basis for the request, OSMC II shall obtain and enforce formal restrictive covenants with current and future Physician Owners, the terms of which shall be substantially similar to the provisions of Section 7.2.4. Such agreements shall provide that SCN is a third-party beneficiary to such agreements and that such third-party beneficiary rights may be assigned to any Lender. OSMC II agrees to enforce the restrictive covenants. The cost and expense of such enforcement shall be a Company Expense, and all damages and other amounts recovered thereby shall be included in Professional Services Revenue. In the event that after a request by SCN, OSMC II does not pursue any remedy that may be available to it by reason of a breach or default of a restrictive covenant, upon the request of SCN, OSMC II shall assign to SCN such causes of action and/or other rights it has related to such breach or default and shall cooperate with and provide reasonable assistance to SCN with respect thereto; in which case, all costs and expenses incurred in connection therewith shall be borne by SCN and shall be included in SCN Expenses, and SCN shall be entitled to all damages and other amounts recovered thereby. The above described restrictive covenants between OSMC II and Physician Owners shall be in addition to and not in place of the restrictive covenants described in Section 7.2.4 between SCN and the Physician Owners.

     7.2.4. Physician Owner and OSMC II Restrictive Covenants. OSMC II and each of the Physician Owners agree and covenant that, during the term of this Agreement and for a period of thirty-six (36) months after termination of this Agreement (other than a termination pursuant to Section 11.3.1 through 11.3.4, inclusive, of this Agreement). OSMC II and/or the Physician Owner(s), as applicable, shall not, either directly as a partner, employer, agent, independent contractor, employee or indirectly through a corporation, partnership, affiliate, subsidiary or otherwise:

     7.2.4.1. Subject to the provisions of Section 7.4 below, establish, operate or provide professional medical services at any medical office, clinic or other health care facility at any location within Anne Arundel County, Maryland or contiguous counties or any location within seventy-five (75) miles of (i) the Main Office location; (ii) any of the Satellite Offices; or (iii) any location at which SCN provides services to any practice at the time of such termination;

     7.2.4.2. Subject to the provisions of Section 7.4 below, publicly announce or offer (by any method) to provide professional medical services at any medical office, clinic or other health care facility at any location within Anne Arundel County, Maryland or contiguous counties or any location within seventy-five (75) miles during the first five (5) years of the term of this Agreement or fifty
(50) miles thereafter of (i) the Main Office; (ii) any of the Satellite Offices; or (iii) any location at which SCN provides services to any practice at the time of such termination;

     7.2.4.3. Solicit, induce or attempt to induce, in connection with any business competitive with that being serviced by SCN, patients of any physician (including OSMC II and/or the Physician Owner(s)) associated or affiliated with SCN to leave the care of physicians associated or affiliated with SCN; or

     7.2.4.4. Solicit, induce or attempt to induce any employee, consultant or other persons associated or affiliated with SCN or any Affiliate of SCN to leave the employment of, or to discontinue their association with, SCN or such Affiliate of SCN.

     7.2.5. If OSMC II and/or the Physician Owner(s) violate the covenants set forth in Section 7.2.4 of this Article VII, then the duration of the restrictions contained in Section 7.2.4 shall be extended an additional month for each month during which such violation occurred but was not discovered by SCN, beginning upon the date that SCN learns of the violation and so notifies OSMC II and/or the Physician Owners in writing.

     7.2.6. OSMC II and the Physician Owner(s) acknowledge and agree that if OSMC II and/or the Physician Owner(s) breach the covenants contained in Section
7.2.4 and SCN is unable for any reason to obtain a restraining order from a court of competent jurisdiction within thirty (30) days after application to enjoin the breach by OSMC II and/or the Physician Owner(s), it will be difficult to calculate the precise amount of SCN's damages. As a result, the parties have determined that, in the event of such a breach, SCN's damages shall be equal to 300% of the total amount of Professional Service Revenues attributable to the applicable Physician Owner(s) during the twelve (12) months prior to the termination of the Agreement; provided, however, that if this Agreement has not been in effect for twelve (12) months prior to its termination, SCN's damages shall be equal to 300% of the total annualized amount of Professional Service Revenues anticipated to be attributable to the applicable Physician Owner(s).

     7.3. Enforcement. OSMC II and the Physician Owners acknowledge and agree that the covenants contained in this Article VII are necessary to protect the business and goodwill of the SCN and that a breach of these covenants will result in irreparable harm and continuing damage to SCN. As a result, OSMC II and the Physician Owners acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of this Article VII shall be inadequate, SCN shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach in addition to whatever other remedies may exist by law. All parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If any provision of Article VII relating to the restrictive period, scope of activity restricted and/or the territory described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity restricted or geographical area such court deems reasonable and enforceable under Applicable Law, the time period, scope of activity restricted and/or area of restriction held reasonable and enforceable by the court shall thereafter be the restrictive period, scope of activity restricted and/or the territory applicable to the restrictive covenant provisions in this Article VII. The parties have attempted to limit the provisions of Section 7.2 only to the extent necessary to protect each party's interests. However, the parties hereby agree that, in the event that any provision, section or subsection of Section 7.2 is adjudged by any court of competent jurisdiction to be void or unenforceable, in whole or part, such court shall modify and enforce any such provision, section or subsection to the extent that it believes to be reasonable under the circumstances.

     7.4. Modification of Restrictive Covenants. Upon the termination of employment of a Physician Owner or Physician Employee, the Policy Board shall have the authority to release or reduce in whole or in part the terms of the restrictive covenants, including but not limited to the mileage radius limitations set forth above in this Article VII. In the event that the individuals representing OSMC II on the Policy Board can reasonably demonstrate that a modification to the restrictive covenant will not have a material adverse effect on SCN's or OSMC II's practice operations, earnings or cash flow, then the individuals representing SCN shall consent to the proposed modifications.

     7.5. Rights of SCN. Except as limited in this Section 7.5, SCN shall at all times during the term of this Agreement and thereafter have the right to enter into additional service agreements with other physicians and practices regardless of where such physicians and/or practices are located providing for management services and facilities to such physicians and/or practices. Notwithstanding the foregoing, and except as set forth in Section 8.5.3 of
Exhibit 8, in the event that SCN desires to enter into a service agreement with another practice located within seventy-five (75) miles during the first five
(5) years of the term of this Agreement or fifty (50) miles thereafter of the Main Office or any Satellite Office, then the Policy Board must first approve SCN entering into such agreement. In the event that the individuals representing SCN on the Policy Board can reasonably demonstrate that entering into such agreement will not have a material adverse effect on OSMC II's practice operations, earnings or cash flow, then the individuals representing OSMC II shall consent to SCN entering into such agreement.

     7.6. Excluded Activities. The restrictive covenants contained in this
Article VII shall not apply to or restrict Excluded Activities defined in
Schedule 8.

     7.7. Termination of Restrictive Covenants. After the fifth anniversary of the commencement of this Service Agreement (unless this Service Agreement shall have been terminated earlier), the restrictive covenants contained in this
Article VII will terminate and no longer be enforceable in the following events:

     7.7.1. Termination of Restrictive Covenants with respect to Individual Physician Owners. In the event that an individual Physician Owner shall terminate this Agreement pursuant to Section 11.5.1, then the foregoing restrictive covenants shall be of no further force and effect with respect to such Physician Owner and SCN shall thereafter take no action against such Physician Owner to enforce same.

     7.7.2. Termination of Restrictive Covenants with respect to Physician Owners Acting in Concert. In the event that Physician Owners acting in concert shall terminate this Agreement pursuant to Section 11.5.2, then the foregoing restrictive covenants shall be of no further force and effect with respect to such Physician Owners and SCN shall thereafter take no action to enforce same against any such Physician Owner.

                                  ARTICLE VIII.

                             FINANCIAL ARRANGEMENTS


     SEE EXHIBIT 8

                                   ARTICLE IX.

                        INTELLECTUAL PROPERTY AND RECORDS

     9.1. Know-How. OSMC II acknowledges that SCN possesses significant proprietary and confidential know-how, technology and business information, including but not limited to, utilization protocols, practice guidelines and proprietary management software and data, which OSMC II has developed and will continue to develop on its own, in its relationship with vendors, practitioner groups, integrated delivery systems and other providers. OSMC II and SCN acknowledge that one of their mutual objectives is the development of utilization protocols, practice guidelines, other know-how and intellectual property to be used in connection with SCN's operations or which SCN intends to use or license in its relationship with third parties, including other medical groups, integrated delivery systems and other providers. In addition, OSMC II acknowledges that as of the Closing Date, by virtue of execution and delivery of the Merger Agreement, SCN will have acquired all of the existing know-how and intellectual property of OSMC II. Therefore, the parties agree that SCN shall own all new know-how, as well as existing know-how, regardless of whether the new know-how is developed by one or more physicians in OSMC II, SCN or Affiliates. OSMC II agrees to execute and deliver such documentation as may be requested by SCN from time to time to evidence such ownership. SCN shall license and provide access to both the existing know-how and new know-how to OSMC II pursuant to this Agreement.

     9.2. Ownership of SCN's Business Records and Systems. All business records, information, software and systems of SCN relating to the provision of its services under this Agreement shall remain the property of SCN and may be removed by SCN from supporting OSMC II upon any termination of this Agreement; provided, however, that OSMC II shall be entitled, upon reasonable written request, to access such records and make copies or extracts thereof to the extent necessary to prosecute or defend against any tax or other liabilities imposed on OSMC II by any governmental authority or other party.

     9.3. Maintenance of Records. Except as otherwise provided in this Agreement, the parties shall safeguard all records maintained by them pursuant to this Agreement for a period of time specified by the Policy Board from the date of the last activity recorded in such records and, prior to destruction of any such records, shall give the other party notice of such destruction and, if the other party so elects and applicable law so permits, shall deliver such records to the other party in lieu of destroying them. In particular, the parties agree, to the extent necessary to permit receipt of reimbursement for services by OSMC II, to make available to the Secretary of the United States Department of Health and Human Services, the Comptroller General at the General Accounting Office, or their authorized representatives, any books, documents and records in their possession relating to the nature and extent of the costs of services hereunder for a period of four (4) years after the provision of such services. Each party further agrees that, if it contracts with any third party to provide services that are valued in excess of $10,000, it shall require such contract party to comply with the requirements of the previous sentence. Nothing in this Section 9.4 constitutes the waiver of any attorney-client privilege, and neither party shall be required hereunder to give the other party documents if, as a result, an existing attorney-client privilege would be waived.

     9.4. Access to Records. Each party shall at all reasonable times during the term of this Agreement and thereafter permit the other party to have reasonable access at reasonable times to its documents, books and records relating to this Agreement.

     9.5. Patient Records. All patient records shall remain the property of OSMC II, provided that SCN shall have the right to analyze and obtain information from such records. Upon termination of this Agreement, OSMC II shall retain such records, but SCN shall be entitled to retain any information it has acquired from such records; provided, however, that SCN shall take all action reasonably necessary to ensure the confidentiality of the patient records in accordance with applicable laws and shall indemnify OSMC II and any of its physician employees (who are deemed hereby to be third party beneficiaries for this purpose) for breach of any applicable confidentiality requirements.

                                   ARTICLE X.
                             INSURANCE AND INDEMNITY

     10.1. Insurance to be Maintained by OSMC II. Throughout the term of this Agreement, OSMC II shall maintain comprehensive professional liability and worker's compensation insurance for OSMC II and all employees of OSMC II in amounts approved by the Policy Board. Not in limitation of the foregoing, OSMC II shall maintain general liability coverage with a One Million Dollars ($1,000,000) limit as currently maintained by OSMC II (with deductible provisions not to exceed $25,000 per occurrence), the cost of which shall be paid by SCN as a Clinic Expense. In lieu of the foregoing, SCN may provide as a Clinic Expense group insurance for malpractice and/or worker's compensation insurance. Notwithstanding the foregoing, in the event that SCN procures such group insurance for malpractice and/or worker's compensation insurance, OSMC II must first approve the amount of coverage, the carrier and the terms of any such coverage for OSMC II.

     10.2. Insurance to be Maintained by SCN. Throughout the term of this Agreement, SCN shall provide and maintain, as a Clinic Expense, comprehensive professional liability insurance and worker's compensation insurance as required by Applicable Law for all professional employees of SCN who work at the Practice Offices with limits as determined reasonable by SCN, comprehensive general liability and property insurance covering the Practice Offices' premises and operations. The deductible provisions on the personal liability shall not exceed $25,000 per occurrence and the commercial general liability insurance shall be in amounts customarily maintained by other businesses in the same or similar business as SCN.

     10.3. Additional Insureds. OSMC II and SCN agree to use their best efforts to have each other named as an additional insured on the other's respective professional liability insurance programs at SCN's expense. Further, on any insurance where SCN will be named as an additional insured, OSMC II will assist SCN to obtain appropriate riders to insure payment of any party indemnified by SCN.


     10.4. Indemnification.

     10.4.1. OSMC II shall indemnify, hold harmless and defend SCN, its officers, directors and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by OSMC II and/or OSMC II's Physician Owners, agents, employees and/or subcontractors (other than SCN) during the term hereof or as a result of a breach of the representations and warranties contained in Article XIII of this Agreement or the breach of any covenant contained in Article XV of this Agreement. In addition, in consideration for the assets transferred pursuant to the Merger Agreement, OSMC II shall guarantee payment of, and act as collecting agent for, and indemnify, hold harmless and defend SCN, its Affiliates, officers, directors, shareholders and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees) caused by any claim against SCN based upon:

     (a) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by the Physician Owners or OSMC in the Merger Agreement;

     (b) any claims of malpractice against OSMC or OSMC II in excess of insurance coverage limits (including without limitation self-insurance coverages and reserves);

     (c) any liabilities of OSMC resulting from the activities of OSMC prior to the effective date of the Merger which were not disclosed to SCN in the Merger Agreement;

     (d) OSMC's transactional costs and expenses incidental to the preparation and carrying out of the Merger Agreement; and

     (e) any liability of SCN or OSMC for taxes resulting from or assessed in connection with the Merger and the transactions contemplated thereby, but only to the extent that such taxes result from actions taken by OSMC II or the OSMC II Stockholders (as defined in the Merger Agreement) after the effective date of the Merger;

     10.4.2. SCN shall indemnify, hold harmless and defend OSMC II, the Physician Owners, OSMC II's officers, directors and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or negligent omissions by SCN and/or its shareholders, agents, employees and/or subcontractors (other than OSMC II and the Physician Owners) during the term of this Agreement or as a result of a breach of the representations or warranties set forth in Article XIV of this Agreement.

     10.4.3. In the event that either party makes a claim for indemnification under either the Merger Agreement or this Service Agreement, then the claiming party shall have the right, to the extent it is owed indemnifications, to pay amounts owed to the other party under this Agreement into an escrow account (established pursuant to an escrow agreement to be agreed upon by the parties) to be held by the escrow agent in an interest bearing account until a determination by either (i) the parties, (ii) a court of proper jurisdiction or
(iii) agreed upon panel of arbitrators, has been made regarding the claiming party's right to indemnification. In the event that the claiming party is entitled to indemnification, then such escrowed funds shall be paid to the claiming party in partial or complete satisfaction of such indemnification obligation. Any excess funds remaining in the escrow account after the payment of the indemnification obligation or any funds held in the escrow account if it is determined that no indemnification obligation is owed shall be paid to the other party.


                                   ARTICLE XI.

                        TERM, TERMINATION AND RETIREMENT

     11.1. Term of Agreement. This Service Agreement shall be effective upon the closing of the Merger Agreement, and shall expire on March 31, 2037 unless earlier terminated pursuant to the terms hereof.

     11.2. Extended Term. Unless earlier terminated as provided for in this Agreement, the term of this Agreement shall be automatically extended for additional terms of five (5) years each, unless either party delivers to the other party, not less than one hundred eighty (180) days prior to the expiration of the preceding term, written notice of such party's intention not to extend the term of this Agreement.

     11.3. Termination by OSMC II for Cause. OSMC II may terminate this Agreement without breach as follows:

     11.3.1. In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by SCN, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by SCN, except for the filing of a petition in involuntary bankruptcy against SCN which is dismissed within thirty (30) days thereafter, OSMC II may give notice of the immediate termination of this Agreement.

     11.3.2. In the event SCN shall materially default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of ninety (90) days after written notice thereof has been given to SCN by OSMC II; provided, however, that if such default is not cured within ninety (90) days, but is capable of being cured within a reasonable period of time in excess of ninety (90) days, then a default under this Agreement shall not be deemed to have occurred if SCN commences the cure of such default within the first ninety (90) day period and thereafter diligently and in good faith continues to cure such default until completion; or SCN shall fail to remit the payments due as provided in Exhibit 8 hereof and such failure to remit shall continue for a period of thirty (30) days after written notice thereof, OSMC II may terminate this Agreement.

     11.3.3. In the event SCN shall, intentionally or in bad faith, misapply funds or assets of OSMC II or commit a similar act which causes material harm to OSMC II, OSMC II may terminate this Agreement.

     11.3.4. In the event that SCN shall intentionally or in bad faith violate Applicable Law resulting in a direct, continuing material adverse effect on the operations, earnings and cash flow of OSMC II, OSMC II may terminate this Agreement.

     11.3.5. In the event that this Agreement is terminated by OSMC II under the terms of Section 11.3 or is terminated on any other basis other than (i) because of the normal expiration of its term set forth in Section 11.1, or (ii) by SCN for cause as set forth in Section 11.4, then upon such termination, OSMC II shall purchase from SCN all assets, both tangible and intangible, owned by SCN and used or made available for OSMC II's use ("Practice Assets") for the fair market value of such assets on a going concern basis without regard to this Agreement. In addition thereto, OSMC II shall assume all debt (including any balance of any remaining debt incurred by the SCN to acquire the assets under the Merger Agreement) and all contracts, payables and leases which are obligations of SCN which relate to the SCN's obligations which are performed at the Office Locations under this Agreement. The fair market value of the Practice Assets shall be determined by an independent appraiser selected by two (2) independent accountants practicing with "big six" accounting firms, one (1) selected by OSMC II and one (1) selected by SCN and neither of which is providing or has for a period of two (2) years provided services to SCN or OSMC
II. In the event that OSMC II terminates this Agreement pursuant to Sections
11.3.1 through 11.3.4, inclusive, then upon the closing of the purchase of the Practice Assets, OSMC II and its Physician Employees shall, except as OSMC II may so elect to limit through separate agreements with Physician Owners and Physician Employees, be released from the restrictive covenants provided for under Article VII of this Agreement.

     11.4. Termination by SCN for Cause. SCN may terminate this Agreement without breach as follows:

     11.4.1. In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by OSMC II, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by OSMC II, except for the filing of a petition in involuntary bankruptcy against OSMC II which is dismissed within thirty (30) days thereafter, SCN may give notice of the immediate termination of this Agreement.

     11.4.2. In the event OSMC II shall materially default in the performance of any duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of ninety (90) days after written notice thereof has been given to OSMC II by SCN; provided, however, that if such default is not cured within ninety (90) days, but is capable of being cured within a reasonable period of time in excess of ninety (90) days, then a default under this Agreement shall not be deemed to have occurred if SCN commences the cure of such default within the first ninety (90) day period and thereafter diligently and in good faith continues to cure such default upon completion, SCN may terminate this Agreement.

     11.4.3. In the event OSMC II's Medicare or Medicaid Number shall be terminated or suspended as a result of the action or inaction of OSMC II or a Physician Employee, and such termination or suspension shall continue for thirty
(30) days, SCN may give notice of the immediate termination of this Agreement, unless OSMC II shall at that time be acting in good faith (and shall provide reasonable evidence of the action being taken) to reverse such termination or suspension. Notwithstanding any good faith effort on the part of OSMC II to reverse such termination or suspension, if such termination or suspension shall not be reversed within one hundred twenty (120) days after occurrence, SCN shall have the right to terminate this Agreement immediately.

     11.4.4. In the event this Agreement is terminated by SCN pursuant to
Section 11.4.1, Section 11.4.2, or Section 11.4.3, SCN, at its option, may require OSMC II to purchase from SCN all Practice Assets for the fair market value of such assets on a going concern basis, without regard to this Agreement. In addition thereto, OSMC II shall assume all debt (including any balance of any remaining debt incurred by the SCN to acquire the assets under the Merger Agreement) and all contracts, payables and leases which are obligations of SCN which relate to the SCN's obligations which are performed at the Office Locations under this Agreement. The fair market value of the Practice Assets shall be determined by an independent appraiser selected by two (2) independent accountants practicing with "big six" accounting firms, one (1) selected by OSMC II and one (1) selected by SCN and neither of which is providing or has for a period of two (2) years provided services to SCN or OSMC II.

     11.4.5. In addition to the payment for the Practice Assets, in the event SCN terminates this Agreement pursuant to Section 11.4.1, Section 11.4.2 or
Section 11.4.3 within the first five (5) years of the term of this Agreement, then OSMC II's Physician Owners shall (i) pay to SCN an amount of money equal to the Fair Market Value, as of the date of termination, of one-third (1/3) of the shares of stock and any cash consideration issued by SCN to OSMC II pursuant to the Merger Agreement or (ii) surrender to SCN for cancellation one-third (1/3) of the shares of stock and cash consideration issued by SCN to OSMC II pursuant to the Merger Agreement. All expenses of any appraisal shall be paid by OSMC II. In the event that SCN terminates this Agreement pursuant to Sections 11.4.1 through 11.4.3, inclusive, and SCN requires OSMC II to purchase the Practice Assets, then upon the closing of the purchase of the Practice Assets, OSMC II and its Physician Employees shall be released from the restrictive covenants provided for under Article VII of this Agreement.

     11.5. Termination by Physician Owners. After the fifth anniversary of the effective date of this Agreement, Physician Owners may terminate this Agreement in the following events and on the following conditions:

     11.5.1. Termination by Physician Owners, Individually. After the fifth
(5th) anniversary of the Service Agreement, a Physician Owner may retire or assume full-time teaching responsibilities provided he shall comply with the provisions of Section 8.5.2 of Exhibit 8.

     11.5.2. Termination by Physician Owners, as a Group. On the fifth anniversary of the Agreement, in the event that more than one (1) Physician Owner desires to retire from OSMC II, all, but not less than all, of the Physician Owners may, at that time, terminate this Agreement and be released from the restrictive covenants contained in Article 7, provided that the Physician Owners shall pay to SCN, jointly and severally, an amount (the "Withdrawal Buyout Price") as set forth in Section 8.1 of Exhibit 8. The Withdrawal Buyout Price shall be payable (A) in cash or, at the election of the Physician Owners, by delivery of shares of SCN common stock valued at the price upon which the conversion ratio in the Merger Agreement was determined, and/or the Physician Owners' forgiveness of all or part of the principal amount owed on indebtedness then-owed by SCN to the Physician Owners; and (B) by assumption of all SCN indebtedness secured by Practice Assets. The Physician Owners shall give SCN at least one year's advance written notice of their intention to terminate the Agreement, and shall give SCN at least forty-five days advance notice of the manner in which the Withdrawal Buyout Price shall be paid. The Withdrawal Buyout Price shall be paid to SCN on or before the effective date of such termination. Upon receipt of the Withdrawal Buyout Price, the parties shall close the transfer of Practice Assets and the assumption of SCN liabilities in the manner set forth in Section 11.6 below. In the event that a transaction is effected pursuant to this Section 11.5.2, then each Physician Owner shall provide SCN, upon request, with copies of his individual federal income tax returns for each year commencing with the year which this Agreement becomes effective and the year such transaction is effected.

     11.6. Closing of Purchase by OSMC II and Effective Date of Termination. OSMC II shall, except as provided below, pay cash for the Practice Assets purchased pursuant to the provisions of this Section 11. The amount of the purchase price shall be reduced, but not below zero (0), by the amount of debt and liabilities of SCN assumed by OSMC II and shall also be reduced by any payment SCN has failed to make under this Agreement, provided that such payments or obligations are not otherwise accounted for in the liabilities assumed by OSMC II in connection with the purchase described herein. The closing date for the purchase shall be determined by OSMC II, but shall in no event occur later than one hundred eighty (180) days from the date of the notice of termination. At the closing, SCN shall deliver a bill of sale, assignment or other appropriate instrument of transfer of the Practice Assets to the purchasing parties, and

OSMC II or the Physician Owners, as applicable, will execute and deliver to SCN such assumption agreements, assignments and other documents or instruments necessary or proper to effect their assumption of contracts, leases, indebtedness and other liabilities of SCN incident to the transfer of Practice Assets. The termination of this Agreement shall become effective upon the closing of the sale of the assets and OSMC II and SCN shall be released from the restrictive covenants provided for in Article VII on the closing date. SCN shall give OSMC II credit towards the purchase price of the assets for the Fair Market Value of any SCN common stock tendered to the SCN in exchange for such assets.

     11.7. Tail Policy. OSMC II shall obtain continuing liability insurance coverage under either a "tail policy" or a "prior acts policy" with the same limits and deductibles as set forth in Section 10.1 upon the termination of this Agreement, or upon a physician's termination of his or her affiliation with OSMC II.

                                  ARTICLE XII.

                          DAMAGE AND LOSS; CONDEMNATION

     12.1. Use of Insurance Proceeds. All insurance or condemnation proceeds payable by reason of any physical loss of any of the improvements comprising the facilities or the furniture, fixtures and equipment used by the Practice Offices, shall be available for the reconstruction, repair or replacement, as the case may be, of any damage, destruction or loss. The Policy Board, in consultation with OSMC II, shall review and approve such reconstruction, repair or replacement.

     12.2. Temporary Space. In the event of substantial damage to or the condemnation of a significant portion of the facilities, SCN shall use its best efforts to provide temporary facilities until such time as the facilities can be restored or replaced.

                                  ARTICLE XIII.

         REPRESENTATIONS AND WARRANTIES OF OSMC II AND PHYSICIAN OWNERS

     OSMC II and Physician Owners jointly and severally represent, warrant, covenant and agree with SCN that:

     13.1. Validity. OSMC II is a Maryland Professional association. OSMC II has the full power and authority to own OSMC II's property, to carry on OSMC II's business as presently being conducted, to enter into this Agreement, and to consummate the transactions contemplated hereby. Each Physician Owner is an adult citizen and resident of the State of Maryland. Each Physician Owner has the full power and authority to own his or her property, carry on his or her business as presently being conducted, to enter into this Agreement, and to consummate the transactions contemplated hereby.

     13.2. Litigation. Except as disclosed pursuant to the Merger Agreement, there is no suit, action, proceeding at law or in equity, arbitration, administrative proceeding or other proceeding pending, or threatened against, or affecting OSMC II or any Physician Employee, or to the best of OSMC II's and each Physician Owner's knowledge, any provider or other health care professional associated with or employed by OSMC II as pertains to any claim involving the providing of health care related services, and there is no basis for any of the foregoing.

     13.3. Permits. OSMC II and all health care professionals associated with or employed by OSMC II have all permits and licenses and other Necessary Authorizations required by all Applicable Law, except where failure to secure such licenses, permits and other Necessary Authorizations does not have a material adverse effect; have made all regulatory filings necessary for the conduct of OSMC II's business; and are not in violation of any of said permitting or licensing requirements.

     13.4. Authority. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and this Agreement is a valid and binding Agreement of OSMC II and each Physician Owner, enforceable in accordance with its terms. OSMC II and each Physician Owner have obtained all third-party consents necessary to enter into and consummate the transaction contemplated by this Agreement. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by OSMC II or any Physician Owner with any of the provisions hereof, will:

     13.4.1. violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any license, agreement or other instrument or obligation to which either OSMC II or any Physician Owner is a party;

     13.4.2. violate any order, writ, injunction, decree, statute, rule or regulation applicable to either OSMC II or any Physician Owner.

     13.5. Compliance with Applicable Law. To the best of OSMC II's and each Physician Owner's knowledge and belief, OSMC II and each Physician Owner has operated in compliance with all federal, state, county and municipal laws, ordinances and regulations applicable thereto and neither OSMC II nor any provider associated with or employed by OSMC II has received payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under 42 U.S.C. (section) 1320a-7b(b), or otherwise perpetrated any Medicare or Medicaid fraud or abuse, nor has any fraud or abuse been alleged within the last five (5) years by any Governmental Authority, a carrier or a Third-Party Payor.

     13.6. Health Care Compliance. OSMC II is presently participating in or otherwise authorized to receive reimbursement from or is a party to Medicare, Medicaid, and other Third-Party Payor Programs. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned as of the date hereof, and no condition exists or to the knowledge of OSMC II no event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Third-Party Payor Program. OSMC II is in full compliance with the material requirements of all such Third-Party Payor Programs applicable thereto.

     13.7. Fraud and Abuse. OSMC II and persons and entities providing professional services for OSMC II, have not, to the knowledge of OSMC II and each Physician Owner, after due inquiry, engaged in any activities which are prohibited by or are in violation of the rules, regulations, policies, contracts or laws pertaining to any Third-Party Payor Program, or which are prohibited by rules of professional conduct ("Governmental Rules and Regulations"), including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on OSMC II's own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         13.8. OSMC II Compliance. OSMC II has all licenses necessary to operate the Practice Offices in accordance with the requirements of all Applicable Law and has all Necessary Authorizations for the use and operation, all of which are in full force and effect. There are no outstanding notices of deficiencies relating to OSMC II issued by any

Governmental Authority or Third-Party Payor requiring conformity or compliance with any Applicable Law or condition for participation of such Governmental Authority or Third-Party Payor, and after reasonable and independent inquiry and due diligence and investigation, OSMC II has neither received notice nor has any knowledge or reason to believe that such Necessary Authorizations may be revoked or not renewed in the ordinary course.

     13.9. Rates and Reimbursement Policies. The jurisdiction in which OSMC II is located does not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by OSMC
II. OSMC II does not have any rate appeal currently pending before any Governmental Authority or any administrator of any Third-Party Payor Program. OSMC II has no knowledge of any Applicable Law which has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement or any such legal requirement proposed or currently pending in the jurisdiction in which OSMC II is located which could have a material adverse effect on OSMC II or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients at OSMC II or require OSMC II to obtain any necessary authorization which OSMC II does not currently possess.

     13.10. Accounts Receivable. With respect to the Purchased A/R, as of the date of purchase:

     13.10.1. All documents and agreements relating to the Purchased A/R that have been delivered to SCN with respect to such Accounts Receivable are true and correct; OSMC II has billed the applicable Account Debtor and OSMC II has delivered or caused to be delivered to such Account Debtor all requested supporting claim documents with respect to such Accounts Receivable; all information set forth in the bill and supporting claim documents is true and correct, and, if any error has been made, OSMC II will promptly correct the same and, if necessary, rebill or, if requested by SCN, cooperate with SCN to rebill such Accounts Receivable.

     13.10.2. The Purchased A/R are exclusively owned by OSMC II and there is no security interest or lien in favor of any third party, or the recording or filing against OSMC II, as debtor, covering or purporting to cover any interest of any kind in any Accounts Receivable, except as has been released by each party holding such adverse interest in the Accounts Receivable. Upon payment of the Purchase Price with respect to the Purchased A/R and with respect to Governmental Receivables, to the extent permissible by law, all right, title and interest of OSMC II with respect thereto shall be vested in SCN, free and clear of any lien, security interest, claim or encumbrance of any kind, and OSMC II agrees to defend the same against the claims of all Persons.

     13.10.3. The Purchased A/R (i) are payable, in an amount not less than their face amount, as adjusted pursuant to the provisions of Exhibit 8, by the Account Debtor identified by OSMC II as being obligated to do so, (ii) are based on an actual and bona fide rendition of services or sale of goods to the patient by OSMC II in the ordinary course of business, (iii) are denominated and payable only in lawful currency of the United States, and (iv) are accounts or general intangibles within the meaning of the UCC of the state in which OSMC II has its principal place of business, or are rights to payment under a policy of insurance or proceeds thereof, and are not evidenced by any instrument or chattel paper. There are no payors other than the Account Debtor identified by OSMC II as the payor primarily liable on any Purchased A/R.

     13.10.4. The Purchased A/R are not (i) subject to any action, suit, proceeding or dispute (pending or threatened), set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Account Debtors other than routine adjustments and disallowances made in the ordinary course of business, to the extent of such adjustments and disallowances, (ii) past or within sixty (60) days of, the statutory limit for collection applicable to the Account Debtor, (iii) subject to an invoice which provides for payment more than forty-five (45) days from the date of such invoice, (iv) an account which arises out of a sale or other transaction by or between OSMC II to an Affiliate of OSMC II, (v) from an Account Debtor who is also a creditor of OSMC II, (vi) an account in which the Account Debtor has commenced a voluntary case, or an involuntary proceeding has been instituted, under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit or creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect to the Account Debtor, (vii) an account of which the goods giving rise to such Accounts Receivable have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Accounts Receivable have not been performed by OSMC II and accepted by the Account Debtor or the Accounts Receivable otherwise does not represent a final sale, (viii) is evidenced by an instrument or chattel paper unless such instrument or chattel paper is delivered to SCN with all appropriate endorsements in favor of SCN, or (ix) other than a complete bona fide transaction which requires no further act under any circumstances on the part of OSMC II to make the Accounts Receivable payable by the Account Debtor.

     13.10.5. OSMC II does not have any guaranty of, letter of credit providing credit support for, or collateral security for, the Purchased A/R, other than any such guaranty, letter of credit or collateral security as has been assigned to SCN, and any such guaranty, letter of credit or collateral security is not subject to any lien in favor of any other person.

     13.10.6. The goods or services provided and reflected by the Purchased A/R were medically necessary for the patient in the opinion of OSMC II and the patient received such goods or services.

     13.10.7. The face amount of the Accounts Receivable for the services constituting the basis for the Purchased A/R are consistent with the usual, customary and reasonable fees charged by other similar medical service providers in OSMC II's community for the same or similar service.

     13.10.8. Each Account Debtor with respect to the Purchased A/R (i) is not currently the subject of any bankruptcy, insolvency or receivership proceeding, nor is it generally unable to make payments on its obligations when due, (ii) is located in the United States, and (iii) is one of the following: (x) a party which in the ordinary course of its business or activities agrees to pay for healthcare services received by individuals, including, without limitation, Medicare, Medicaid, governmental bodies, commercial insurance companies and non-profit insurance companies (such as Blue Cross and Blue Shield entities) issuing health, personal injury, workers compensation or other types of insurance; (y) employers or unions which self-insure for employee or member health insurance, prepaid healthcare organizations, preferred provider organizations, health maintenance organizations or any other similar person, or
(z) a Third-Party Payor of the type described in the definition of Governmental Receivables.

     13.10.9. The proceeds of the sale of the Purchased A/R will be used for the business and commercial purposes of OSMC II. The sale of the Purchased A/R hereunder is made in good faith and without actual intent to hinder, delay or defraud present or future creditors of OSMC II.

     13.10.10. Except with respect to Governmental Receivables, the insurance policy, contract or other instrument obligating an Account Debtor to make payment with respect to the Purchased A/R (i) does not contain any provision prohibiting the transfer of such payment obligation from the patient to OSMC II, or from OSMC II to SCN, (ii) has been duly authorized by OSMC II and to the knowledge of OSMC II has been duly authorized by the Account Debtor and, together, with the Purchased A/R, constitutes the legal, valid and binding obligation of the Account Debtor in accordance with its terms, (iii) together with the applicable Purchased A/R, does not contravene in any material respect any requirement of law applicable thereto, and (iv) was in full force and effect and applicable to the patient at the time the services constituting the basis for the Purchased A/R were performed.

     The Purchased A/R are purchased without recourse, except for the representations, warranties and covenants made by OSMC II and the Physician Owners with respect thereto. None of the foregoing representations and warranties with respect to the Purchased A/R shall be deemed to constitute a guaranty by OSMC II that the Purchased A/R will be collected by SCN. OSMC II shall not be responsible for any damages for any breach of a representation or warranty under this Section 13.10 until SCN has suffered a loss on the purchase of OSMC II's Accounts Receivable. Damages for such breach shall be limited to the amount of SCN's loss on the purchase of such Accounts Receivable.

     13.11. Full Disclosure. When considered in the context of all information contained herein, to the knowledge of OSMC II no representation or warranty made by OSMC II in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     13.12. Exhibits. All the facts recited in Exhibits annexed hereto shall be deemed to be representations of fact by OSMC II as though recited in this
Article XIII.

                                  ARTICLE XIV.

                      REPRESENTATIONS AND WARRANTIES OF SCN

     SCN represents, warrants, covenants and agrees with OSMC II as follows:

     14.1. Organization. SCN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SCN has the full power to own its property, to carry on its business as presently conducted, to enter into this Agreement and to consummate the transactions contemplated hereby.

     14.2. Authority. SCN has taken all necessary action to authorize the execution, delivery and performance of this Agreement, as well as the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the charter or the bylaws of SCN or any indenture, mortgage, deed of trust, lien, lease, agreement, arrangement, contract, instrument, license, order, judgment or decree or result in the acceleration of any obligation thereunder to which SCN is a party or by which it is bound.

     14.3. Absence of Litigation. No action or proceeding by or before any court or other Governmental Authority has been instituted or is, to the best of SCN's knowledge, threatened with respect to the transactions contemplated by this Agreement.

     14.4. Transactions with Affiliates. SCN shall not enter into any transaction or series of transactions, whether or not related or in the ordinary course of business, with any Affiliate of OSMC II or SCN, other than on terms and conditions substantially as favorable to SCN as would be obtainable by SCN at the time in a comparable arm's-length transaction with a person not an Affiliate.

                                   ARTICLE XV.

                    COVENANTS OF OSMC II AND PHYSICIAN OWNERS

     15.1. Merger, Consolidation and Other Arrangements. OSMC II shall not incorporate, merge or consolidate with any other entity or individual or liquidate or dissolve or wind-up OSMC II's affairs or enter into any partnerships, joint ventures or sale-leaseback transactions or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any other person or entity.

     15.2. Necessary Authorizations/Assignment of Licenses and Permits. OSMC II and each Physician Owner shall maintain all licenses, permits, certifications, or other Necessary Authorizations and shall not assign or transfer any interest in any license, permit, certificate or other Necessary Authorization granted to it by any Governmental Authority, nor shall OSMC II or any Physician Owner assign, transfer, or remove or permit any other individual or entity to assign, transfer or remove any records of OSMC II or any Physician Owner, including without limitation, patient records, medical and clinical records (except for removal of such patient records required under any Applicable Law).

     15.3. Transaction with Affiliates. Neither OSMC II nor any Physician Owner shall enter into any transaction or series of transactions, whether or not related or in the ordinary course of business, with any Affiliate of OSMC II or SCN, other than on terms and conditions substantially as favorable to OSMC II or the Physician Owner, as would be obtainable by OSMC II or the Physician Owner at the time in a comparable arms-length transaction with a person not an Affiliate.

     15.4. Compliance with All Laws. OSMC II and each Physician Owner shall use their best efforts to comply with all laws and regulations relating to OSMC II's practice and the operation of any facility, including, but not limited to, all state, federal and local laws relating to the acquisition or operation of a health care practice. Furthermore, neither OSMC II nor any Physician Owner shall intentionally violate any Governmental Rules and Regulations.

     15.5. Third-Party Payor Programs. OSMC II shall maintain OSMC II's compliance with the requirements of all Third-Party Payor Programs in which OSMC II is currently participating or authorized to participate.

     15.6. Change in Business or Credit and Collection Policy. OSMC II shall not make any change in the character of OSMC II's business or in the credit and collection policy, which change would, in either case, impair the collectibility of any Purchased A/R or any Merger A/R or otherwise modify, amend or extend the terms of any such account other than in the ordinary course of business.

     15.7. Treatment of Accounts Receivable. OSMC II will (i) treat transfers to SCN of Accounts Receivable hereunder as a sale for all purposes, including tax and accounting (and shall accurately reflect such sale in its financial statements), and will advise all persons who inquire about the ownership of such Accounts Receivable that they have been sold to SCN; (ii) not treat any such Accounts Receivable as an asset on OSMC II's books and records; (iii) record in OSMC II's books, records and computer files pertaining thereto that such Accounts Receivable have been sold to SCN; (iv) pay all taxes, if any, relating to the transfer of such Accounts Receivable after the same have been purchased by SCN; (v) not impede or interfere with SCN's collection of such Accounts Receivable; (vii) not amend, waive or otherwise permit or agree to any deviation from the terms or conditions of such Accounts Receivable; (viii) use all reasonable efforts to obtain all consents from patients which are required by law in order for SCN, or any servicing entity retained by SCN, to secure information needed to obtain or to expedite payment from the respective Account Debtors; and (ix) have billed such Accounts Receivable on the same bases and using the same policies and practices that it has used in the past unless SCN has been advised in writing of a change prior to the purchase of such Accounts Receivable. SCN or its designated representatives from time to time may verify the Accounts Receivable, inspect, check, take copies or extracts from OSMC II's books, records and files, and OSMC II will make the same available to SCN or such representatives at any reasonable time for such purposes.

     15.8. Security Interest. If, contrary to the mutual intent of OSMC II and SCN, any purchase of Purchased A/R is not characterized as a sale, OSMC II shall, effective as of the date hereof, be deemed to have granted (and OSMC II does hereby grant) to SCN a first priority security interest in and to any and all of the Purchased A/R and the proceeds thereof to secure the repayment of all amounts advanced to OSMC II hereunder with accrued interest thereon, and this Agreement shall be deemed to be a security agreement. With respect to such grant of a security interest, SCN may at its option exercise from time to time any and all rights and remedies available to it under the UCC or otherwise. OSMC II agrees that five (5) days shall be reasonable prior notice of the date of any public or private sale or other disposition of all or part of the Purchased A/R. OSMC II represents and warrants that the location of OSMC II's principal place of business, and all locations where OSMC II maintains records with respect to its accounts are set forth under its name in Section 16.3 hereof. OSMC II agrees to notify SCN in writing thirty (30) days prior to any change in any such location. The exact name of OSMC II is as set forth at the beginning of this Agreement, and except as set forth on the signature page hereof, OSMC II has not changed its name in the last five (5) years, and during such period OSMC II did not use, nor does OSMC II now use, any fictitious or trade name. OSMC II shall notify SCN in writing thirty (30) days prior to any change in any such name.

                                  ARTICLE XVI.

                               GENERAL PROVISIONS

     16.1. Assignment. SCN shall have the right to assign its rights hereunder to any person, firm or corporation under common control with SCN and to any lending institution from which SCN obtains financing, including but not limiting the restrictive covenants included in Article VII (covenant not to compete), for security purposes or as collateral. OSMC II agrees to, and acknowledges, SCN's right to assign SCN's rights under this Agreement to any Lender and further agrees that upon receipt of written notice from such Lender, OSMC II shall pay to Lender or cause to be paid to Lender all amounts which are otherwise payable to SCN pursuant to the terms of this Agreement, including, without limitation, all service fees, and other Clinic Expenses and, until such amounts are delivered to Lender, hold payments in trust for Lender. Except as set forth above, neither SCN nor OSMC II shall have the right to assign their respective rights and obligations hereunder without the written consent of the other party. Without limiting the foregoing, OSMC II acknowledges that, as collateral for certain obligations, SCN has assigned all of its rights hereunder to NationsBank of Tennessee, N.A. as Agent (the "Agent") for itself and other banks and institutional lenders from time to time (collectively the "Banks") and has granted the Agent for the benefit of the Banks a lien and security interest upon all real and personal property used in the operation of the Office Locations (the "Pledged Assets"). As an inducement for the Banks to extend or continue the extension of credit to SCN, OSMC II (i) acknowledges that the collateral assignment to the Agent covers all rights of SCN hereunder, including, but not limited to, rights arising from warranties and representations made by OSMC II, rights to enforce covenants made by OSMC II, and rights to receive all payments due SCN; (ii) agrees to regard the Agent as the owner of any or all of the assigned rights upon written notice to OSMC II of this election from the Agent;
(iii) agrees that neither the Agent nor any of the Banks has obligation for the performance of the duties of SCN hereunder, and shall not assume any such duty by the exercise of rights as a secured lender; (iv) agrees to give the Agent written notice of any material default hereunder on SCN's part at the address of 1 NationsBank Plaza, Nashville, Tennessee 37239, Attn: David Dupuy, and to allow at least thirty (30) days thereafter for the cure of such default before OSMC II terminates this Agreement; (v) agrees that the rights of OSMC II under this Agreement, including, but not limited to, the right to the use of the Pledged Assets, are and shall be junior to any security interest that the Agent and the Banks, their successors or assigns may have in the Pledged Assets at any time;
(vi) agrees that the benefits of the above undertakings in favor of the Agent and Banks shall further extend to all successors and assigns of the Agent and Banks, provided that any notices given by OSMC II under this Section shall be given to the Agent at the foregoing address unless OSMC II has received written notice of a change thereof; and (vii) agrees that this Section may not be modified, and no provision of this Section may be waived, absent the written approval of the Agent.

     16.2. Whole Agreement; Modification. This Agreement supersedes all prior agreements between the parties and there are no other agreements or understandings, written or oral, between the parties regarding this Agreement, the Exhibits and the Schedules, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement.

     16.3. Notices. All notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given (i) when received if given in person, (ii) on the date of acknowledgment of receipt if sent by telex, facsimile or other wire transmission, (iii) one business day after being sent by overnight delivery service, or (iv) three days after being deposited in the United States mail, certified or registered mail, postage prepaid, addressed as follows:

                  To SCN:     Specialty Care Network, Inc.
                              44 Union Boulevard
                              Suite 600
                              Lakewood, Colorado  80228
                              Attention: Kerry Hicks

          With a copy to:     Baker, Donelson, Bearman & Caldwell
                              165 Madison Avenue
                              Suite 2000
                              Memphis, Tennessee 38103
                              Attention: David T. Popwell, Esq.

              To OSMC II:     The Orthopaedic and Sports Medicine Center
                              108 Forbes Street
                              Annapolis, Maryland 21401-1594
                              Attention: Marshall K. Steele II, M.D.

          With a copy to:     Michener, Larimore, Swindle, Whitaker, Flowers,
                              Sawyer, Reynolds & Chalk, L.L.P.
                              3500 City Center Tower II
                              301 Commerce Street
                              Fort Worth, Texas 76102
                              Attention: John W. Michener, Esq.

or to such other address as either party shall notify the other.

     16.4. Binding on Successors. Subject to Section 16.1, this Agreement shall be binding upon the parties hereto, and their successors, assigns, heirs and beneficiaries.

     16.5. Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

     16.6. Governing Law Venue. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. Each of the parties submits to the jurisdiction of any state or federal court sitting in Denver, Colorado, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

     16.7. No Practice of Medicine. The parties acknowledge that SCN is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of SCN in this Agreement should be construed or deemed by any Governmental Authority or court to constitute the practice of medicine, the performance of said act or service by SCN shall be deemed waived and unenforceable to the minimum extent required to comply with Applicable Law.

     16.8. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

     16.9. Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by any other party to implement or complete such party's obligations pursuant to this Agreement.

     16.10. Attorneys' Fees. If legal action is commenced by any party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

     16.11. Time is of the Essence. Time is hereby expressly declared to be of the essence in this Agreement.

     16.12. Confidentiality. No party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiations of this Agreement or in the course of the performance of this Agreement, including, but not limited to, any information relating to the internal operations of OSMC II, OSMC II fees or the terms of any of the managed care contracts, without the other party's written approval; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of confidentiality provisions; (ii) becomes available on a non-confidential basis from a source other than the other party or its affiliates or agents, which source was not itself bound by a confidentiality agreement; (iii) which is required to be disclosed by law or pursuant to court order (SCN shall provide OSMC II with copies of any information regarding OSMC II provided by SCN to any third party); or (iv) except for disclosure to its bank, underwriters or lenders, or its advisors to the extent required by Section 9.4, or as required in connection with reports on filings with the SEC or State Departments of Securities.

     16.13. Contract Modifications for Prospective Legal Events. If any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, OSMC II and SCN shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between and among OSMC II and SCN.

     16.14. Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

     16.15. Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to OSMC II's fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     16.16. No Obligation to Third Parties. Except as provided in Section 16.1, none of the obligations and duties of SCN or OSMC II under this Agreement shall in any way or in any manner be deemed to create any obligation of SCN or of OSMC II to, or any rights in, any person or entity not a party to this Agreement.

     16.17. Communications. OSMC II and SCN agree that good communication between the parties is essential to the successful performance of this Agreement, and each pledges to communicate fully and clearly with the other on matters relating to the successful operation of OSMC II's practice at the Practice Offices.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                               SCN:

                               SPECIALTY CARE NETWORK, INC.

                               By: /s/ John Neal
                                   --------------------------------------
                               Title:  Manager, Finance and Development
                                       --------------------------------

                               OSMC II:

                               THE ORTHOPAEDIC AND SPORTS MEDICINE
                               CENTER II, P.A.

                               By: /s/ Marshall K. Steele
                                   --------------------------------------
                               Title: President
                                      -----------------------------------

                               PHYSICIAN OWNERS:


                               /s/ Marshall K. Steele, III
                                   --------------------------------------
                               MARSHALL K. STEELE, III, M.D.

                               /s/ Stephen E. Faust
                                   --------------------------------------
                               STEPHEN E. FAUST, M.D.

                               /s/ Robert M. Verklin, Jr.
                                   --------------------------------------
                               ROBERT M. VERKLIN, JR., M.D.

                               /s/ Thomas J. Harries
                                   --------------------------------------
                               THOMAS J. HARRIES, M.D.

                               /s/ Edward S. Holt
                                   --------------------------------------
                               EDWARD S. HOLT, M.D.

                               /s/ Thomas R. Dennis
                                  --------------------------------------
                               THOMAS R. DENNIS, M.D.

                               /s/ Peter Norman Ove
                                  --------------------------------------
                               PETER NORMAN OVE, M.D.

                               /s/ Nicholette M. Martin
                                  --------------------------------------
                               NICHOLETTE M. MARTIN, M.D.